PURCHASE    AND    INVESTOR
                                    RIGHTS  AGREEMENT  dated as of September 19,
                                    2000,  between  AMTRAN,   INC.,  an  Indiana
                                    corporation   ("AMTRAN")  and  INTERNATIONAL
                                    LEASE  FINANCE   CORPORATION   ("ILFC"),   a
                                    California corporation.

                  WHEREAS, on May 4, 2000, Amtran's wholly owned subsidiary, American Trans Air, Inc. ("ATA"), and ILFC entered into a binding commitment letter (the "COMMITMENT LETTER") whereby ILFC agreed to lease certain aircraft to ATA (the "LEASES");

                  WHEREAS, pursuant to the Commitment Letter, ILFC and ATA agreed, among other things, that in connection with the Leases, ILFC shall purchase from Amtran shares of preferred stock, the terms of which are set forth in Annex A hereto (the "PREFERRED STOCK").

                  NOW THEREFORE, pursuant to the mutual agreements and premises set forth herein, the parties agree as follows:

                  1. ISSUANCE AND SALE OF PREFERRED STOCK. Amtran agrees to issue and sell to ILFC up to an aggregate of 300 shares of Preferred Stock having an aggregate amount payable upon liquidation (the "Liquidation Amount") of up to $30 million. The Preferred Stock will be issued in increments of approximately $2.1 million in Liquidation Amount in amounts per share of $100,000 in Liquidation Amount in connection with the execution by ATA of 14 binding leases for 14 aircraft. The delivery date of shares of Preferred Stock in accordance with the terms of this Agreement is referred to as the "Closing Date."

                  Payment of the purchase price for the Preferred Stock shall be made by wire transfer to the account specified by Amtran in immediately available funds. Delivery of the certificates for the shares against such payment shall be made at the office of Cravath, Swaine & Moore at 10:00 a.m. (New York City time) (the "CLOSING") on the Closing Date.

     2. REPRESENTATIONS AND WARRANTIES OF AMTRAN. Amtran represents and warrants to, and agrees with ILFC that:

     (a) Amtran has been duly incorporated and is an existing corporation in good standing under the laws of the State of Indiana, with power and authority (corporate and other) to own its properties and conduct its business as presently conducted.

     (b) The Preferred Stock has been duly authorized by Amtran and when the shares of Preferred Stock have been issued and delivered by Amtran, and paid for pursuant to this Agreement, such Preferred Stock will be validly issued, fully paid and non-assessable.

     (c) The common stock without par value of Amtran (the "COMMON STOCK") issuable upon conversion of the Preferred Stock has been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Preferred Stock, will be duly and validly authorized and issued, and will be fully paid and non-assessable.

     (d) This Agreement has been duly authorized, executed and delivered by Amtran and is enforceable in accordance with its terms (subject to applicable bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect).

     (e) Assuming the representations and warranties of ILFC are true and correct, the offer and sale of the Preferred Stock in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of Section 4(2) thereof.

     (f) Amtran has made available to ILFC correct and complete copies of each report, registration and definitive proxy statement filed by Amtran pursuant to Rules 13(a) or 15(d) or Section 14(a), as applicable, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") with the Securities and Exchange Commission since January 1, 1999, (collectively, the "SEC REPORTS"). The SEC Reports did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Each of the financial statements (including the notes thereto) contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Amtran at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal year-end adjustments which were not and are not expected to be material in amount.

     (h) Amtran owns beneficially and of record all of the capital stock of ATA.

     3. REPRESENTATIONS AND WARRANTIES OF ILFC. ILFC represents and warrants to, and agrees with Amtran that as of the date hereof:

                  (a) ILFC has been duly incorporated and is an existing corporation in good standing under the laws of the State of California, with power and authority (corporate and other) to own its properties and conduct its business as presently conducted.

                  (b) This Agreement has been duly authorized, executed and delivered by ILFC and is enforceable in accordance with its terms (subject to applicable bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect).

                  (c) ILFC understands that neither the Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act. ILFC also understands that the Preferred Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon ILFC's representations contained in this Agreement.

                  (d) ILFC represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (e) ILFC is acquiring the shares of Preferred Stock for its own account for investment only, and not with a view towards any distribution thereof that would require registration under the Securities Act, subject to Section 7 hereof.

                  (f) ILFC represents that it has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Amtran so that it is capable of evaluating the merits and risks of its investment in Amtran and by reason of its management's business and financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. ILFC understands that it must bear the economic risk of this investment indefinitely unless the Preferred Stock or any underlying Common Stock issued upon conversion thereof are registered pursuant to the Securities Act, or an exemption from registration is available. ILFC also understands that Amtran has no present intention of registering the Preferred Stock or the underlying Common Stock except as it may be required to do so in accordance with Section 7. ILFC also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow ILFC to transfer all or any portion of the Preferred Stock or any Common Stock issued upon conversion thereof under the circumstances, in the amounts or at the times ILFC might propose. ILFC agrees it will make no transfer of the Preferred Stock or any Common Stock issued upon conversion thereof that is in violation of the Securities Act or any state securities law or regulation.

                  (g) ILFC acknowledges that Amtran has provided to it, or made available for its inspection, all information requested by it. ILFC has had an opportunity to discuss Amtran's business, management and financial affairs with directors, officers and management of Amtran and has had the opportunity to review Amtran's operations and facilities. ILFC has also had the opportunity to ask questions of and receive answers from, Amtran and its management regarding the terms and conditions of this investment.

                  (h) ILFC acknowledges and agrees that the Preferred Stock and the Common Stock will contain a restrictive legend substantially to the following effect:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER SOLELY FOR ITS OWN ACCOUNT FOR THE PURPOSE OF INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS AND, UNLESS REGISTERED, MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION THEREFROM."

                  (i) ILFC acknowledges and agrees that the Preferred Stock and the Common Stock will also contain a restrictive legend substantially to the following effect:

                  "These securities are subject to a Purchase and Investor Rights Agreement dated as of September 19, 2000, between Amtran, Inc. and International Lease Finance Corporation and may not be transferred except in accordance with the terms of such Agreement."

                  4. OTHER AGREEMENTS OF THE PARTIES. Amtran and ILFC agree that the Preferred Stock will rank with respect to the payment of dividends and distributions upon any liquidation of Amtran, equally with any series of Series A Preferred Stock (as defined in Annex A). ILFC agrees that the Preferred Stock as an equity security will rank junior to all indebtedness and other liabilities due to Amtran's general creditors. ILFC acknowledges that Amtran's Common Stock trades on the NASDAQ National Market ("NASDAQ") under the symbol "AMTR" and that Amtran does not intend to apply for the listing of the Preferred Stock on any securities exchange.

                  5. PROHIBITIONS ON TRANSFER;  AMTRAN'S RIGHT OF FIRST REFUSAL.
(a) ILFC shall not be permitted to transfer any shares of Preferred Stock except in accordance with the provisions of this Section 5. Notwithstanding the foregoing, at any time, ILFC may transfer the shares of Preferred Stock held by it to an affiliate thereof that expressly agrees in writing to be bound by the terms of this Agreement; PROVIDED, that ILFC shall not be released from its obligations under the Leases or any other obligations set forth in this
Agreement. For purposes of this Section "affiliate" means any person controlling, controlled by or under common control with ILFC.

                  (b) If ILFC receives from any party other than an affiliate of, or person acting in concert with, ILFC (a "THIRD PARTY OFFEROR"), an offer to purchase any shares of Preferred Stock held by it (a "THIRD PARTY OFFER"), prior to transferring any such shares of Preferred Stock to such Third Party Offeror, ILFC must first provide notice to Amtran (the "OFFER NOTICE") of such Third Party Offer setting forth in reasonable detail:

         (A)      the name of the Third Party Offeror;

         (B) the number of shares of Preferred Stock subject to the Third Party Offer and the prospective purchase price for such shares of Preferred Stock;
         (C) the type of consideration offered, if all or a portion of the consideration will be paid other than in cash and the relative proportions of such consideration; and

         (D) all other material terms and conditions of the Third Party Offer.

                  (c)  The   delivery  of  the  Offer  Notice  to  Amtran  shall
         constitute ILFC's offer to sell to Amtran the number of shares of Preferred Stock set forth in the Offer Notice upon the terms set forth therein. Amtran shall have 20 days after delivery of the Offer Notice (the "OFFER PERIOD") to accept the offer set forth therein on the terms and conditions set forth in the Offer Notice (the "RIGHT OF FIRST Refusal"). If the Offer Notice provides that all or a portion of the consideration shall consist of any debt obligation of the Third Party Offeror or any affiliate thereof, Amtran shall be entitled to provide a note for the equivalent portion of the non-cash consideration on the same terms as the debt obligation included in the non-cash consideration described in the Third Party Offer. If the Offer Notice provides that all or a portion of the consideration shall be in the form of non-cash consideration other than a debt obligation of the Third Party Offeror or an affiliate thereof (in which case the provisions of the previous sentence shall apply to such portion of the non-cash consideration consisting of a debt obligation), Amtran shall pay cash for such non-cash portion of the consideration (the "CASH EQUIVALENT AMOUNT"). The Cash Equivalent Amount shall equal the fair market value of such non-cash consideration as determined by an independent third party mutually selected by Amtran and ILFC. The determination of the fair market value of the Cash Equivalent Amount by the independent third party shall be conclusive for all purposes under this Section 5.

                  (d) To accept the offer, Amtran shall deliver to ILFC within the Offer Period a notice indicating its agreement to the terms set forth in the Offer Notice. Upon delivery, such acceptance shall constitute a binding commitment of Amtran to purchase all the shares of Preferred Stock that were the subject of the Offer Notice. If Amtran accepts the offer and elects to exercise its Right of First Refusal, the closing for the purchase of the shares shall occur not less than five nor more than 15 business days following the date on which Amtran accepts the offer pursuant to the provisions of this Section 5. For purposes of this Agreement "business day" shall mean any day that is not a Saturday or Sunday or other day on which banking institutions in the city of New York or the city of Indianapolis are authorized or required by law or executive order to close.

                  (e) If no acceptance is given by Amtran or Amtran gives the acceptance and fails to purchase the Preferred Stock covered by the Offer Notice, then ILFC may sell such shares to the Third Party Offeror identified in the Offer Notice upon terms and conditions no more favorable to the Third Party Offeror than those set forth in such Offer Notice. Such sale to the Third Party Offeror shall be consummated within 180 days from:

     (A) the expiration of the Offer Period (in the case no acceptance was given), or

     (B) the scheduled closing date for the exercise of the Right of First Refusal (in the case that acceptance of such offer was given, but the closing did not occur or Amtran failed to purchase all the shares subject to the Offer Notice).

                  If at the end of such 180-day period, ILFC shall not have completed the transfer to the Third Party Offeror, ILFC shall no longer be permitted to sell the shares of Preferred Stock that were the subject of the Offer Notice without again fully complying with the provisions of this Section 5.

                  6. REMOVAL OF RESTRICTIVE LEGENDS. All shares of Preferred Stock and Common Stock shall be issued with the restrictive legends set forth in
Section 3(h) and 3(i) unless and until such legends are removed in accordance with the provisions of this Section 6. Amtran shall not be required to issue, nor shall it be required to instruct any transfer agent for the Preferred Stock to authenticate, any shares of Preferred Stock or Common Stock without the legend set forth in Section 3(h) unless it shall have received an opinion of its counsel reasonably satisfactory to it that such legend is no longer required by the applicable provisions of the Securities Act. Amtran shall not be required to issue, nor shall it be required to instruct any transfer agent for the Preferred Stock or Common Stock to authenticate, any shares of Preferred Stock or Common Stock without the legend set forth in Section 3(i) unless the shares of Preferred Stock or Common Stock shall no longer be subject to the terms of this Agreement.

                  7.  PIGGYBACK REGISTRATION RIGHTS.
                      ------------------------------

                  (a) If Amtran at any time proposes to register any of its equity securities under the Securities Act for purposes of conducting an underwritten public offering for cash (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to equity securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of Amtran, or (iii) in connection with an acquisition by Amtran of another company), in a manner which would permit registration of Registrable Securities (as defined below) for sale to the public under the Securities Act, it shall each such time give written notice to ILFC of its intention to do so and of ILFC's rights under this Section 7 at least 30 days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer ILFC the opportunity to include in such registration statement such number of Registrable Securities as ILFC may request, subject to the provisions of Section 7(b). Upon the written request of ILFC made within ten days after the receipt of Amtran's notice (which request shall specify the number of Registrable Securities ILFC intends to include in the registration statement), Amtran shall use its best efforts to effect the registration under the Securities Act of all such Registrable Securities, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered; PROVIDED ILFC must sell its Registrable Securities to the underwriters selected by Amtran on the same terms and conditions as apply to Amtran. Amtran shall pay all Registration Expenses (as defined below) in connection with each registration of Registrable Securities requested pursuant to this Section 7. If Amtran determines not to file such registration statement or to withdraw it or not to consummate such offering for any reason, Amtran may do so in its own discretion without any liability hereunder.

                  (b) PRIORITY IN PIGGYBACK REGISTRATIONS. If the managing underwriter of the offering advises Amtran that, in its good faith view (based primarily upon prevailing market conditions), the number of shares of Common Stock (including all Registrable Securities) which Amtran, ILFC and any other persons intend to include in such registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold, Amtran will include securities in such registration in the following order: (i) first, all Common Stock to be sold for Amtran's own account, (ii) second, all Common Stock requested to be included in such registration by J. George Mikelsons (other than pursuant to a demand registration right held by him), (iii) third, all Registrable Securities requested to be included in such registration by ILFC pursuant to Section 7(a) and (iv) fourth, any other securities.

                  (c) REGISTRATION PROCEDURES. If and whenever Amtran is required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Section, Amtran shall, as expeditiously as possible:

     (A) prepare and file with the United States Securities and Exchange Commission (the "COMMISSION") a registration statement on any form for which Amtran then qualifies or which counsel for Amtran shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such registration statement to become and remain effective; PROVIDED that Amtran may discontinue any registration as provided in Section 7(a);

     (B) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; PROVIDED that before filing with the
Commission a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of any registration statement, Amtran shall (i) furnish to the underwriters and to one counsel selected by ILFC copies of all such documents proposed to be filed, which documents shall be subject to the review of the underwriters and such counsel, and (ii) notify ILFC of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

     (C) furnish, without charge, to ILFC and each underwriter such number of copies of the registration statement, each amendment and supplement thereto (including all exhibits thereto), and the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as ILFC may reasonably request in order to facilitate the disposition of the Registrable Securities owned by ILFC;

     (D) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as ILFC, and the underwriters reasonably requests and do any and all other acts and things which may be reasonably necessary or, advisable to enable ILFC and each underwriter to consummate the disposition in such jurisdictions of the Registrable Securities; PROVIDED that Amtran shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (D), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

     (E) use its reasonable best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Amtran to enable ILFC to consummate the disposition of such Registrable Securities;

     (F) immediately notify the managing underwriter and ILFC at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to Amtran's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and Amtran shall promptly prepare and furnish to ILFC a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (G) use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange and on each securities exchange on which similar securities issued by Amtran are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form (PROVIDED that the applicable listing requirements are satisfied), and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

     (H) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as ILFC or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification;

     (I) make available for inspection by ILFC, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by ILFC or underwriter (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of Amtran and its subsidiaries (collectively, "RECORDS"), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Amtran's and its subsidiaries' officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement. Notwithstanding the foregoing, Amtran shall have no obligation to disclose any Records to the Inspectors in the event Amtran determines that such disclosure is reasonably likely to have an adverse effect on Amtran's ability to assert the existence of an attorney-client privilege with respect thereto;

     (J) use its best efforts to obtain a "cold comfort" letter from Amtran's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters; and

     (K) use its reasonable best efforts to obtain an opinion of counsel from Amtran's counsel in customary form and covering such matters of the type customarily covered in opinions of counsel in connection with such transactions.

     (d) INDEMNIFICATION BY AMTRAN IN CONNECTION WITH REGISTRATION RIGHTS. In the event of any registration of any Registrable Securities pursuant to this Section, Amtran shall, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, ILFC, its directors and officers, general partners, limited partners and managing directors, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls, is controlled by or is under common control with ILFC or any such underwriter within the meaning of the Securities Act (and directors, officers, controlling persons, partners and managing directors of any of the foregoing), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Amtran's consent, which consent shall not be unreasonably withheld) to which ILFC, any such director or officer or general or limited partner or managing director or any such underwriter or controlling person may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, on the effective date thereof, any preliminary, final or summary prospectus contained, therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by Amtran of any federal, state or common law rule or regulation applicable to Amtran and relating to action required of or inaction by Amtran in connection with any such registration, and Amtran shall reimburse ILFC and each such director, officer, general partner, limited partner, managing director or underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding as such expenses are incurred; PROVIDED that Amtran shall not be liable in any such case to ILFC to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based solely upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in each case in reliance upon and in conformity with written information furnished to Amtran through an instrument duly executed by ILFC or any such director, officer, general or limited partner, managing director or underwriter specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of ILFC, the underwriters or any of their respective directors, officers, general or limited partners, managing directors or controlling persons and shall survive the transfer of such securities by ILFC.

                  Notwithstanding the foregoing provisions of this Section 7, Amtran shall not be liable to ILFC, any person who participates as an underwriter in the offering or sale of such Registrable Securities or any other person, if any, who controls ILFC or any underwriter (within the meaning of the Securities Act), under the indemnity agreement in this Section 7 for any such losses, claims, damages, liabilities or expenses that arise out of ILFC or other person's failure to send or give a copy of the final prospectus to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale or the Securities to such person if such statement or omission was corrected in such final prospectus and Amtran has previously furnished copies thereof in accordance with this Agreement.

                  (e) INDEMNIFICATION BY ILFC AND UNDERWRITERS. Amtran may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Section, that Amtran shall have received an undertaking reasonably satisfactory to it from ILFC or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7(d)) Amtran and its directors, officers, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if in each case such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Amtran or its representatives through an instrument duly executed by or on behalf of ILFC or underwriter, as the case may be, specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Amtran, underwriters or any of their respective directors, officers, general or limited partners, managing directors or controlling persons and shall survive the transfer of such securities by ILFC; PROVIDED that ILFC shall not be liable hereunder for any amounts exceeding the product of the purchase price per Registrable Security and the number of Registrable Securities being sold pursuant to such registration statement or prospectus by ILFC.

                  (f) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to paragraphs (d) and (e) of this Section 7, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the indemnifying party of the commencement of such action; PROVIDED that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs (d) and (e), except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party shall not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withhold). No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels as may be reasonably necessary. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party shall have the right to retain, at its own expense, counsel with respect to the defense of a claim.

                  (g) OTHER INDEMNIFICATION. Indemnification similar to that specified in the preceding paragraphs (d), (e) and (f) (with appropriate modifications) shall be given by Amtran and ILFC with respect to any required registration or other qualification of securities under any Federal or state law or regulation or governmental authority other than the Securities Act.

                  (h) TRANSFER OF REGISTRABLE SECURITIES. Upon the transfer of any Registrable Securities by ILFC, any transferee thereof that holds at least 30% of the number of shares of Preferred Stock (as may be adjusted for stock splits, consolidations or similar transactions) originally issued to ILFC pursuant to the terms of this Agreement shall have all the same rights as ILFC under this Section 7 and all references in this Section 7 to ILFC shall be deemed to also refer to such transferee of Registrable Securities. For purposes of this Section 7(h), Registrable Securities held by affiliates of ILFC may be aggregated in determining whether any transferee holds at least 30% of the number of shares of Preferred Stock originally issued to ILFC.

     (i) DEFINITIONS. For purposes of this Section 7 the following terms shall have the following meanings:

                  "REGISTRABLE SECURITIES" means shares of Common Stock underlying the Preferred Stock beneficially owned by ILFC; PROVIDED that a security shall cease to be a Registrable Security if and when (i) a registration statement with respect to such security becomes effective under the Securities Act and such security is transferred pursuant to such effective registration statement, (ii) such security is distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such security is otherwise transferred, if a new certificate or other evidence of ownership for such security not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer is delivered by the Company and subsequent disposition of such security does not require registration or qualification of such security under the Securities Act or (iv) such security ceases to be outstanding.

                  "REGISTRATION EXPENSES" means all expenses incident to Amtran's performance of or compliance with paragraph (a) of this Section 7, including, without limitation, all Commission, stock exchange, NASD and other registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters and ILFC in connection with blue sky qualifications of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as the underwriters or ILFC may designate), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which such securities are to be so listed, fees and disbursements of counsel for the Company and one counsel retained in connection with each such registration by ILFC and all independent certified public accountants (including any expenses of any special audit and "cold comfort" letters required by or incident to such performance), securities laws liability insurance (if the Company so desires) and the fees and disbursements of other persons retained by Amtran (but excluding discounts, commissions or fees of underwriters, selling brokers or similar securities industries professionals relating to the distribution of Registrable Securities or legal expenses (except as otherwise provided above) of any person).

                  8. STANDSTILL AGREEMENT. ILFC covenants and agrees that, from the date hereof through the earlier of the fifteenth anniversary of the initial issuance of the Preferred Stock and the date on which ILFC no longer is a holder of any Preferred Stock, it will not, and it will cause each of its affiliates which it controls not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act, directly or indirectly (and for greater certainty, including any circumstances whereby ILFC or any of its affiliates which it controls acts in concert with any other person):

     (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, any equity securities of Amtran, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or pursuant to the terms of the Preferred Stock;

     (b) make, or in any way participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any equity securities of Amtran or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Amtran, except in the capacity as a director of Amtran, PROVIDED that the director does not directly or indirectly propose the matter or solicit other directors to propose or vote in favor of the matter;

     (c) form, join, encourage or in any way participate in the formation of, any "person" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any equity securities of Amtran;

     (d) deposit any equity securities of Amtran into a voting trust or subject any such equity securities of Amtran to any arrangement or agreement with respect to the voting thereof;

     (e) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Amtran as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other person to initiate any stockholder proposal;

     (f) seek election to or seek to place a representative on the Board of Directors of Amtran or, except with the approval of the management of Amtran, seek the removal of any member of the Board of Directors of Amtran, except as provided pursuant to the terms of the Preferred Stock;

     (g) except with the approval of management of Amtran, call or seek to have called any meeting of the stockholders of Amtran;

     (h) otherwise act to seek to control, disrupt or influence the management, business, operations, policies or affairs of Amtran;

     (i)(A) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, (B) make any statement or proposal, whether written or oral, to the Board of Directors of Amtran or any director or officer of Amtran with respect to, or (C) otherwise make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving Amtran, including, without limitation, a merger, exchange offer, or liquidation of Amtran's assets, or any restructuring, recapitalization or similar transaction with respect to Amtran;

     (j) seek to have Amtran waive, amend or modify any of the provisions contained in this Section 8;

     (k) disclose or announce any intention, plan or arrangement inconsistent with the foregoing; or

     (l) advise, assist, instigate or encourage any third party to do any of the foregoing.

                  The parties hereto hereby confirm that nothing in this Section 8 will prohibit a director from discharging any fiduciary obligation he or she may have under Indiana law.

                  If ILFC or any of its affiliates which it controls owns or acquires any equity securities of Amtran in violation of this Section 8, such equity securities of Amtran shall immediately be disposed of to persons who are not affiliates of ILFC and only in compliance with the provisions of this Agreement; PROVIDED that Amtran may also pursue any other available remedy to which it may be entitled as a result of such violation.

     9. NOTICES. All communications hereunder will be in writing and, if sent to Amtran will be mailed, delivered or sent via facsimile and confirmed to American Trans Air, Inc., 7337 West Washington Street, Indianapolis International Airport, Indianapolis, Indiana 46231, Facsimile: (317) 240-7091, Attention:
General Counsel, or, if sent to ILFC, will be mailed, delivered or sent via facsimile and confirmed to it at International Lease Finance Corporation, 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067, Facsimile: (310) 788-1990, Attention: Legal Department.

     10. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and no other person will have any right or obligation hereunder.

     11. SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     13. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                  Amtran hereby submits to the nonexclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

                  If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement in accordance with its terms.

AMTRAN, INC.

  by /s/ Kenneth K. Wolff

     ----------------------------------------
        Name:   Kenneth K. Wolff
        Title:  Executive Vice President & CFO





 INTERNATIONAL LEASE FINANCE CORPORATION

   by /s/ Grant Levy

     ----------------------------------------
        Name:   Grant Levy
        Title:  Vice President

     ANNEX A Certificate of Amendment to Amtran's Certificate of Incorporation Setting Forth the Terms of the Preferred Stock